                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 VISTANA, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                     LOGO


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  Notice is hereby given that the Annual Meeting of Shareholders of Vistana, Inc., a Florida corporation (the "Company"), will be held at the Hyatt Regency Grand Cypress, One Grand Cypress Boulevard, Orlando, Florida on Thursday, April 30, 1998 at 11:00 a.m., local time, for the following purposes:


    (1) To elect two (2) directors to serve until the Annual Meeting of Shareholders in 2001 and until their successors are elected and qualified;


    (2) To consider and vote upon proposed amendments to the Vistana Stock
  Plan;


    (3) To ratify the engagement of KPMG Peat Marwick LLP as the Company's independent auditors for 1998; and


    (4) To transact such other business as may properly come before the meeting.

  Shareholders of record at the close of business on March 11, 1998 are entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. A complete list of the shareholders entitled to vote at the meeting will be subject to inspection by any shareholder at the Company's principal executive offices located at 8801 Vistana Centre Drive, Orlando, Florida 32821, during ordinary business hours, for a period of ten days prior to the meeting. The Company's Board of Directors extends a cordial invitation to all shareholders to attend the meeting.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Susan Werth
                                          Secretary

Orlando, Florida
March 20, 1998


                            YOUR VOTE IS IMPORTANT

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                 VISTANA, INC.
                           8801 VISTANA CENTRE DRIVE
                            ORLANDO, FLORIDA 32821

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 30, 1998

                               ----------------

                                 INTRODUCTION

  The accompanying proxy is solicited by the Board of Directors of Vistana, Inc., a Florida corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and at any postponements or adjournments thereof (the "Annual Meeting"). The Company's principal executive offices are located at 8801 Vistana Centre Drive, Orlando, Florida 32821, and its telephone number is
(407) 239-3100. Shareholders of record at the close of business on March 11, 1998 are entitled to notice of and to vote at the meeting. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about March 20, 1998. Unless the context otherwise requires, the "Company" includes the corporate and partnership predecessors of Vistana, Inc.

                                  THE MEETING

VOTING AT THE MEETING

  On March 11, 1998, there were 21,019,598 shares of common stock of the Company, $.01 par value per share (the "Common Stock"), issued and outstanding. Each share of Common Stock issued and outstanding on March 11, 1998 entitles the holder thereof to one vote on all matters submitted to a vote of shareholders at the meeting.

  The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum. The affirmative vote of a plurality of the shares represented at the meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be necessary for (i) the approval of the proposed amendments to the Vistana Stock Plan (the "Stock Plan"), (ii) ratification of the engagement of KPMG Peat Marwick LLP ("KPMG Peat Marwick") as the Company's independent auditors for 1998, and (iii) the taking of all other actions that may properly come before the meeting. Jeffrey A. Adler and Raymond L. Gellein, Jr. (together with their affiliated limited partnerships and certain trusts primarily for their benefit and the benefit of their family members and Mr. Gellein's former spouse, the "Principal Shareholders"), who beneficially own in the aggregate approximately 55.6% of the issued and outstanding shares of Common Stock, have indicated their intent to vote FOR all nominees proposed for election to the Company's Board of Directors and FOR each other proposal described herein to be submitted for a vote of the shareholders. See "Certain Relationships and Related Transactions."

PROXIES AND PROXY SOLICITATION

  All shares of Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated on such proxies, they will be voted FOR the election of each nominee named below under "Election of Directors" and FOR each other proposal described herein submitted by the Board of Directors for a vote of the shareholders. If any other matters not described herein are properly presented at the meeting for action, which is not presently anticipated, the persons named in the enclosed proxy will vote all proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each shareholder who executes and returns a proxy may revoke the proxy at any time before it is voted at the meeting by timely submission, to the Secretary of the Company, of a written notice of revocation or a duly executed proxy bearing a later date. In addition, if a shareholder is present at the meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

  For purposes of determining whether a proposal has received a majority vote, proxies marked "Abstain" will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such proposal submitted for a vote of the shareholders. Director nominees must receive the affirmative vote of a plurality of the shares represented of the meeting, which means that a vote "Withheld" from a particular nominee or nominees will not affect the outcome of the election of directors. If a broker indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those "non-voted" shares will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore would not be considered by the Company when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

  The costs of soliciting proxies will be paid by the Company. Certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or other means of communication. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

  The following table sets forth information as of March 1, 1998 regarding the beneficial ownership of the Common Stock of the Company with respect to (i) each person known by the Company to beneficially own 5% or more of the outstanding Common Stock, (ii) each director and nominee for director to the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing elsewhere herein, and (iv) all directors and executive officers of the Company as a group.

                                                         NUMBER OF
                                                           SHARES
                                                        BENEFICIALLY
NAME(1)                                                   OWNED(2)   PERCENTAGE
-------                                                 ------------ ----------
NevEast Limited Partnership(3).........................   2,799,703     13.3%
NevWest Limited Partnership(4).........................   2,779,478     13.2
Rija Limited Partnership(5)............................   5,975,750     28.4
Raymond L. Gellein, Jr.(6).............................   5,593,764     26.6
Jeffrey A. Adler(7)....................................   6,100,333     29.0
James G. Brocksmith, Jr.(8)............................       6,000      *
Laurence S. Geller(9)..................................      30,000      *
Charles E. Harris(10)..................................      45,100      *
Steven J. Heyer(11)....................................      40,000      *
Matthew E. Avril(12)...................................     460,000      2.1
Susan Werth(13)........................................     110,500      *
Carol Lytle(14)........................................     460,000      2.1
John M. Sabin(15)......................................      25,000      *
All directors and executive officers as a group (10
 persons)(16)..........................................  12,845,697     58.0

--------
*Less than 1%.
(1) The address of each director, executive officer and beneficial owner of more than 5% of the currently outstanding shares of Common Stock is in care of the Company, 8801 Vistana Centre Drive, Orlando, Florida 32821.

(2)For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date of this table. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire from the Company within 60 days after the date of this table is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3) All of the issued and outstanding capital stock of the two corporate general partners of NevEast Limited Partnership, a Nevada limited partnership ("NevEast"), is owned by trusts for which either Raymond L. Gellein, Jr. or Mr. Gellein's former spouse act as trustee. See note (6) below.
(4) All of the issued and outstanding capital stock of the corporate general partner of NevWest Limited Partnership, a Nevada limited partnership ("NevWest"), is owned by a trust for which Raymond L. Gellein, Jr. acts as trustee. See note (6) below.
(5) All of the issued and outstanding capital stock of the corporate general partner of Rija Limited Partnership, a Nevada limited partnership ("Rija"), is owned by a trust for which Jeffrey A. Adler acts as trustee. See note
    (7) below.
(6) Includes 2,799,703 shares of Common Stock held by NevEast and 2,779,478 shares of Common Stock held by NevWest. All of the issued and outstanding capital stock of the two corporate general partners of NevEast is owned by trusts for which either Mr. Gellein or Mr. Gellein's former spouse act as trustee. See note (3) above. All of the issued and outstanding capital stock of the corporate general partner of NevWest is owned by a trust for which Mr. Gellein acts as trustee. See note (4) above. Of such shares of Common Stock held by NevEast and NevWest, 915,000 shares of Common Stock are subject to options granted to certain executive officers and other current and former employees of the Company. See notes (10), (12), (13),
    (14), (15) and (16) below. Also includes 14,583 shares of Common Stock which may be acquired upon exercise of options granted under the Stock Plan, which are exercisable within 60 days of the date of this table, and excludes options to acquire 35,417 shares of Common Stock granted by the Company in February 1997 pursuant to the Stock Plan which are not exercisable within 60 days of the date of this table. Also excludes an aggregate of 386,397 shares of Common Stock held by various trusts, of which Mr. Gellein is not trustee, for the benefit of members of Mr. Gellein's family and Mr. Gellein's former spouse and members of her family.
(7) Includes 110,000 shares of Common Stock held by various trusts primarily for the benefit of Mr. Adler and members of his family. Mr. Adler, who serves as trustee of each of such trusts, has exclusive authority to vote all shares of stock, including the Common Stock, held thereby. Also includes 5,975,750 shares of Common Stock held by Rija. All of the issued and outstanding capital stock of the corporate general partner of Rija is owned by a trust for which Mr. Adler serves as trustee. Of such shares of Common Stock held by Rija, 915,000 shares of Common Stock are subject to options granted to certain executive officers and other current and former employees of the Company. See notes (10), (12), (13), (14), (15) and (16) below. Also includes 14,583 shares of Common Stock which may be acquired upon exercise of options granted under the Stock Plan, which are exercisable within 60 days of the date of this table, and excludes options to acquire 35,417 shares of Common Stock granted by the Company in February 1997 pursuant to the Stock Plan which are not exercisable within 60 days of the date of this table. Excludes an aggregate of 123,000 shares of Common Stock held by various trusts, of which Mr. Adler is not trustee, for the benefit of Mr. Adler's spouse and children.
(8) Includes 5,000 shares of Common Stock which may be acquired upon exercise of options granted under the Stock Plan. The grant of such options is subject to shareholder approval at the Annual Meeting of a proposed amendment to the Stock Plan. See "Proposal 2: Approval of Proposed Amendments to the Stock Plan."
(9) Includes 30,000 shares of Common Stock which may be acquired upon exercise of options granted under the Stock Plan. Excludes 15,000 shares of Common Stock issuable pursuant to options granted under the Stock Plan which are not exercisable within 60 days of the date of this table and 15,000 shares of Common Stock held by a trust for which Mr. Geller does not serve as a trustee and of which he is not a beneficiary.

(10) Includes 30,000 shares of Common Stock which may be acquired upon exercise of options granted under the Stock Plan and 600 shares of Common Stock owned by Mr. Harris' children. Excludes 195,000 shares of Common Stock issuable pursuant to options granted under the Stock Plan which are not exercisable within 60 days of this table (of which options to purchase 180,000 shares of Common Stock are subject to shareholder approval at the Annual Meeting of a proposed amendment to the Stock Plan, see "Proposal 2:
     Approval of Proposed Amendments to the Stock Plan") and 400,000 shares of Common Stock which may be acquired upon the exercise of options granted by the Principal Shareholders which are not exercisable within 60 days of the date of this table.
(11) Includes 30,000 shares of Common Stock which may be acquired upon exercise of options granted under the Stock Plan. Excludes 15,000 shares of Common Stock issuable pursuant to options granted under the Stock Plan which are not exercisable within 60 days of the date of this table.
(12) Includes (i) 400,000 shares of Common Stock which may be acquired upon exercise of options granted by the Principal Shareholders, which options were granted in February 1997 at an exercise price equal to $12 per share, the price to public in the Company's initial public offering of Common Stock in March 1997 (the "Initial Public Offering") and (ii) 60,000 shares of Common Stock which may be acquired upon exercise of options granted under the Stock Plan, which are exercisable within 60 days of the date of this table. Excludes options to acquire 120,000 shares of Common Stock granted by the Company in December 1996 pursuant to the Stock Plan which are not exercisable within 60 days of the date of this table.
(13) Includes (i) 85,000 shares of Common Stock which may be acquired upon exercise of options granted by the Principal Shareholders, which options were granted in February 1997 at an exercise price equal to $12 per share, the price to public in the Initial Public Offering and (ii) 25,000 shares of Common Stock which may be acquired upon exercise of options granted under the Stock Plan which are exercisable within 60 days of the date of this table. Excludes (i) an aggregate of 40,000 shares of Common Stock which may be acquired upon exercise of options granted by the Principal Shareholders held by various trusts, of which Ms. Werth is not trustee, for the benefit of Ms. Werth's children, (ii) options to acquire 50,000 shares of Common Stock granted by the Company in December 1996 pursuant to the Stock Plan which are not exercisable within 60 days of the date of this table, and (iii) 1,000 shares of Common Stock owned by Ms. Werth's spouse, for which Ms. Werth disclaims beneficial ownership.
(14) Includes (i) 400,000 shares of Common Stock which may be acquired upon exercise of options granted by the Principal Shareholders, which options were granted in February 1997 at an exercise price equal to $12 per share, the price to public in the Initial Public Offering and (ii) 60,000 shares of Common Stock which may be acquired upon exercise of options granted under the Stock Plan, which are exercisable within 60 days of the date of this table. Excludes options to acquire 120,000 shares of Common Stock granted by the Company in December 1996 pursuant to the Stock Plan which are not exercisable within 60 days of the date of this table.
(15) Includes 25,000 shares of Common Stock which may be acquired upon exercise of options granted by the Principal Shareholders, which options were granted in February 1997 at an exercise price equal to $12 per share, the price to public in the Initial Public Offering.
(16) Includes (i) 11,694,097 shares of Common Stock owned by the Principal Shareholders; (ii) an aggregate of 885,000 shares of Common Stock which may be acquired upon exercise of presently exercisable options granted by the Principal Shareholders; and (iii) 269,166 shares of Common Stock which may be acquired upon exercise of options granted under the Stock Plan (of which options to purchase 5,000 shares of Common Stock are subject to shareholder approval at the Annual Meeting of a proposed amendment to the Stock Plan as described elsewhere herein). Excludes options to acquire an aggregate of 610,834 shares of Common Stock granted by the Company pursuant to the Stock Plan which are not exercisable within 60 days of the date of this table (of which options to purchase 205,000 shares of Common Stock are subject to shareholder approval at the Annual Meeting of a proposed amendment to the Stock Plan as described elsewhere herein) and options to acquire 400,000 shares of Common Stock granted by the Principal Shareholders which are not exercisable within 60 days of the date of this table.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The Company's Articles of Incorporation and Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with each class having a three-year term. The Board of Directors is presently comprised of six members. Messrs. Geller and Heyer have been classified as the class of directors having a term expiring at the Annual Meeting, Messrs. Gellein and Brocksmith have been classified as the class of directors having a term expiring at the 1999 Annual Meeting of Shareholders, and Messrs. Adler and Harris have been classified as the class of directors having a term expiring at the 2000 Annual Meeting of Shareholders. The classification of directors makes it more difficult for a significant shareholder to change the composition of the Board of Directors in a relatively short period of time and, accordingly, provides the Board of Directors and shareholders time to review any proposal that a significant shareholder may make and to pursue alternative courses of action which the Board of Directors believes are fair to all shareholders of the Company.

  If elected at the Annual Meeting, each of the two nominees for director, Laurence S. Geller and Steven J. Heyer, would serve until the Annual Meeting of Shareholders in the year 2001 and until their respective successors have been elected and qualified. Each of the nominees are now members of the Board of Directors. It is not contemplated that either of the nominees will be unable or unwilling to serve; however, if either nominee is unable or unwilling to serve, it is intended that the shares represented by proxy, if given and unless otherwise specified therein, will be voted for a substitute nominee or nominees designated by the Board of Directors.

  The shares of Common Stock represented by the enclosed proxy, if given and unless otherwise specified, will be voted by the persons named as proxies FOR the election of the individuals nominated by the Board of Directors. The Principal Shareholders, who beneficially own in the aggregate approximately 55.6% of the issued and outstanding shares of Common Stock, have indicated their intent to vote FOR the election of the individuals nominated by the Board of Directors. See "Certain Relationships and Related Transactions."

  Set forth below is biographical information for each person nominated and for each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE ANNUAL MEETING OF SHAREHOLDERS IN THE YEAR 2001

  LAURENCE S. GELLER, age 50, has served as a Director of the Company since March 1997. Mr. Geller has served as President and Chief Executive Officer of Strategic Hotel Capital Incorporated, a lodging real estate ownership company, since its inception in May 1997. Previously, he served as the Chairman of Geller & Co., a real estate, gaming and tourism, and lodging consulting company, from December 1989 to April 1997. From 1984 through December 1989, Mr. Geller served as the Executive Vice President and Chief Operating Officer of Hyatt Development Corporation, a developer of domestic and international hotels and resorts. From 1976 to 1981, Mr. Geller served as a Senior Vice President of Holiday Inns, Inc. Mr. Geller is a director of Sunstone Hotel Investors, Inc., a publicly traded lodging real estate investment trust, and Interactive Entertainment Limited, a publicly traded gaming technology company.

  STEVEN J. HEYER, age 45, has served as a Director of the Company since March 1997. Mr. Heyer has served as President and Chief Operating Officer of Turner Broadcasting System, Inc., a subsidiary of Time Warner, Inc., since January 1998. Previously, he served as President, Worldwide Sales, Marketing, Distribution and International Networks for Turner Broadcasting System, Inc. from September 1996 to January 1998. Mr. Heyer joined Turner Broadcasting System, Inc. in May 1994 as President of Turner Broadcasting Sales, Inc. From September 1992 to May 1994, Mr. Heyer was President of Young & Rubicam Advertising Worldwide and Executive Vice President, a Director and a member of the Executive Committee of Young & Rubicam, Inc., an international advertising agency. From October 1977 to September 1992, Mr. Heyer was employed by Booz, Allen & Hamilton, Inc., a management consulting firm, and served as Senior Vice President and Managing Partner from 1987 to September 1992.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

Directors Continuing in Office Until the 1999 Annual Meeting of Shareholders

  RAYMOND L. GELLEIN, JR., age 50, has served as Chairman of the Board, Co-Chief Executive Officer and a Director of the Company since December 1996. Mr. Gellein served as Chairman of the Board and a Director of the Company since November 1991 and served as Chief Executive Officer of the Company from 1981 to November 1991.

  JAMES G. BROCKSMITH, JR., age 57, has served as a director of the Company since February 24, 1998. Mr. Brocksmith served as a partner of KPMG Peat Marwick from 1971 to January 1997, and from 1990 to October 1996, Mr. Brocksmith served as the Deputy Chairman of the Board and Chief Operating Officer of KPMG Peat Marwick. Since January 1997, Mr. Brocksmith has been a self-employed business consultant for several companies including Best Buy Company, The Ohio Company and (during 1997 only) the Company. See "Certain Relationships and Related Transactions." Mr. Brocksmith is a member of the board of directors of Nationwide Financial Services, Inc., a publicly traded provider of life insurance, mutual funds and pension products.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING OF SHAREHOLDERS

  JEFFREY A. ADLER, age 45, has served as President, Co-Chief Executive Officer and a Director of the Company since December 1996. Mr. Adler served as President and a Director of the Company since November 1991 and served as Executive Vice President of the Company from 1983 to November 1991.

  CHARLES E. HARRIS, age 51, has served as Vice Chairman of the Board and Chief Financial Officer of the Company since November 1997 and as a Director of the Company since March 1997. Mr. Harris has served as President and Chief Executive Officer of Synagen Capital Partners, Inc., a private merchant banking firm ("Synagen"), since 1989. Mr. Harris has advised the Company that Synagen does not intend to engage in active operations during the period of his employment with the Company. He served as President and Chief Executive Officer of Allen C. Ewing & Co. ("Ewing"), an investment banking firm, from 1995 and 1994, respectively, until November 1997. Mr. Harris was Vice President-- Corporate Finance of Ewing from 1992 to 1994. See "Certain Relationships and Related Transactions." Mr. Harris also served as Chairman and Chief Executive Officer of First Commerce Banks of Florida, Inc. from September 1995 to July 1996. From 1987 to 1993, Mr. Harris was Chairman (and from 1988 to 1993, Chief Executive Officer) of Mid-State Federal Savings Bank. Prior thereto, Mr. Harris was engaged in the private practice of law.

BOARD COMMITTEES AND MEETINGS

  The Board of Directors has designated an Audit Committee, a Compensation Committee and a Nominating Committee. The members of the Audit Committee and the Compensation Committee are Messrs. Geller and Heyer, each of whom is a "non-employee director" of the Company as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The members of the Nominating Committee are Messrs. Gellein and Adler.

  The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's internal accounting controls.

  The Compensation Committee determines compensation for the Company's senior executive officers, determines awards under the Stock Plan, and administers the Vistana, Inc. Employee Stock Purchase Plan.

  The function of the Nominating Committee is to recommend to the full Board of Directors nominees for election as directors of the Company and the composition of committees of the Board of Directors. The Nominating Committee will consider nominees for directors recommended by the Company's shareholders. Recommendations should be submitted in writing to Jeffrey A. Adler, Chairman of the Nominating Committee, 8801 Vistana Centre Drive, Orlando, Florida 32821.

  From the completion of the Initial Public Offering in March 1997 through the end of that year, the Board of Directors held nine meetings and took action by written consent six times, the Compensation Committee held two meetings and took action by written consent once, the Audit Committee held two meetings, and the Nominating Committee held no meetings (but subsequently held two meetings during the first quarter of 1998). Each person who was a director of the Company during 1997 attended or participated in at least 75% of the aggregate number of meetings held by the Board of Directors and the committees, if any, on which such director served during 1997.

COMPENSATION OF DIRECTORS

  Each director of the Company who was not then an employee of the Company or the beneficial owner of 5% or more of the outstanding Common Stock (an "Eligible Director") and who was a director of the Company upon completion of the Initial Public Offering has been granted options to purchase 45,000 shares of Common Stock at an exercise price equal to $12 per share. Of such options, options to purchase 15,000 shares of Common Stock became exercisable immediately upon grant, options to purchase 15,000 shares of Common Stock will be exercisable immediately following the date of the Annual Meeting (provided that such initial director continues to be a director of the Company following the Annual Meeting), and options to purchase the remaining 15,000 shares of Common Stock will be exercisable immediately following the date of the 1999 annual meeting of the Company's shareholders (provided that such initial director continues to be a director of the Company following such annual meeting). Each initial director of the Company who remains an Eligible Director will also be granted options to purchase 5,000 shares of Common Stock on the date of each scheduled annual meeting of the Company's shareholders commencing on the date of the 2000 annual meeting of the Company's shareholders. In addition, if a proposed amendment to the Stock Plan is approved, the Company intends that, subject to certain exceptions, each new director of the Company who is an Eligible Director will be granted options to purchase 5,000 shares of Common Stock on the date of each scheduled annual meeting of the Company's shareholders. See "Proposal 2: Approval of Proposed Amendments to the Stock Plan."

  Each director of the Company who is an Eligible Director is paid an annual fee of $18,000, payable in equal quarterly installments.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock (collectively, "insiders"), to file reports with the Securities and Exchange Commission (the "Commission") disclosing their ownership of Common Stock and changes in such ownership. The rules of the Commission require the insiders to provide the Company with copies of all Section 16(a) reports filed with the Commission.

  Based solely upon a review of copies of Section 16(a) reports received by the Company, and written representations, in certain instances, that no such reports were required to be filed with the Commission, the Company believes that its insiders have complied with all Section 16(a) filing requirements applicable to them since the Company's Initial Public Offering, except that each of Raymond L. Gellein, Jr. and Jeffrey A. Adler reported one transaction in a late Form 4 filing. The Company believes these late filings were a result of the Company's transition in 1997 from a private to a public company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  There are no "interlocks" (as defined by the rules of the Commission) with respect to any member of the Compensation Committee, and such Committee consists entirely of independent, non-employee directors.

                              EXECUTIVE OFFICERS

  The executive officers of the Company are as follows:

NAME                      AGE                             POSITION
----                      ---                             --------
Raymond L. Gellein, Jr..   50 Chairman of the Board, Co-Chief Executive Officer and Director
Jeffrey A. Adler........   45 President, Co-Chief Executive Officer and Director
Charles E. Harris.......   51 Vice Chairman of the Board, Chief Financial Officer and Director
Matthew E. Avril........   37 Executive Vice President and Chief Operating Officer
Susan Werth.............   49 Senior Vice President, General Counsel and Secretary
Carol Lytle.............   37 Senior Vice President
Mark E. Patten..........   34 Vice President and Chief Accounting Officer

  See "Proposal 1: Election of Directors--Continuing Directors" above for biographical information concerning Messrs. Gellein, Adler and Harris. Information concerning the other executive officers of the Company listed above, including their principal occupations and employment, is set forth below:

  MATTHEW E. AVRIL has served as Executive Vice President and Chief Operating Officer since November 1996. From February 1994 until November 1996 and February 1997, respectively, Mr. Avril served as Senior Vice President and Chief Financial Officer, respectively, and from January 1992 until November 1994, Mr. Avril served as Senior Vice President and Treasurer.

  SUSAN WERTH has served as Senior Vice President, General Counsel and Secretary since December 1996. Ms. Werth served as Senior Vice President--Law from May 1996 to December 1996. Prior thereto Ms. Werth represented the Company as outside counsel for approximately 10 years. From January 1990 until May 1996, Ms. Werth was a partner of the law firm of Weil, Gotshal & Manges, LLP, in Miami, Florida.

  CAROL LYTLE has served as Senior Vice President of the Company since February 1998. Previously, she served as Vice President of the Company from December 1996 to February 1998. She also serves as President and Chief Executive Officer of Vistana East, Inc., where she is in charge of overseeing sales and marketing for the Company's east coast operations. Ms. Lytle joined the Company in its marketing area in 1980, and served as Senior Vice President of Marketing of one of its predecessor entities from 1989 to 1996.

  MARK E. PATTEN has served as Vice President and Chief Accounting Officer since January 1998. From June 1997 until January 1998, Mr. Patten was a partner in the Information Risk Management practice of KPMG Peat Marwick in Miami, Florida. Mr. Patten served as a Senior Manager for KPMG Peat Marwick in Miami from January 1995 through June 1997. Prior thereto, Mr. Patten was a Senior Manager in KPMG Peat Marwick's executive office in its Department of Professional Practice in New York City.

  Officers are appointed by and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

  Summary of Cash and Certain Other Compensation. The following table sets forth information with respect to all compensation paid by the Company to the Company's Co-Chief Executive Officers and each of the other four most highly compensated executive officers for the year ended December 31, 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL
                                 COMPENSATION     LONG-TERM COMPENSATION
                               ----------------- ------------------------
                                                   SECURITIES      LTIP
NAME AND PRINCIPAL                                 UNDERLYING    PAYOUTS   OTHER ANNUAL
POSITION                  YEAR  SALARY  BONUS(1) OPTIONS/SARS(2)   (3)    COMPENSATION(4)
------------------        ---- -------- -------- --------------- -------- ---------------
Raymond L. Gellein, Jr..  1997 $399,278      --       50,000          --      $10,725
 Chairman of the Board
  and                     1996 $530,204      --          --           --      $13,125
 Co-Chief Executive
  Officer
Jeffrey A. Adler........  1997 $399,278      --       50,000          --      $10,725
 President and Co-Chief   1996 $530,204      --          --           --      $13,125
 Executive Officer
Matthew E. Avril........  1997 $249,808 $128,750         --      $500,000     $ 6,697
 Executive Vice
  President and           1996 $225,000 $ 52,360     180,000     $125,000     $ 8,840
 Chief Operating Officer
Susan Werth (5).........  1997 $229,962 $ 78,750         --      $100,000     $ 8,801
 Senior Vice President,
  General                 1996 $149,712      --       75,000          --      $ 4,132
 Counsel and Secretary
Carol Lytle.............  1997 $249,808 $309,286         --      $500,000     $ 2,350
 Senior Vice President    1996 $225,000 $ 99,921     180,000     $125,000     $ 2,400
John M. Sabin (6).......  1997 $185,769 $ 55,000         --           --          --
 Senior Vice President
 and Treasurer

--------
(1) Reflects amounts paid in 1998 and 1997 in respect of the years ended December 31, 1997 and December 31, 1996, respectively.
(2) Does not include options to acquire 400,000, 125,000, 400,000 and 25,000 shares of Common Stock granted by the Principal Shareholders to Mr. Avril, Ms. Werth, Ms. Lytle and Mr. Sabin, respectively. See "Security Ownership of Certain Beneficial Owners and Management."
(3) Consists of deferred executive incentive compensation under a previous plan.
(4) In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has not been separately itemized because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 20% of the annual salary and bonus for the named executive officer for such year.
(5) Ms. Werth's employment by the Company commenced in May 1996. Accordingly, salary and bonus amounts in fiscal 1996 reflect a partial year of employment.
(6) Mr. Sabin's employment by the Company commenced in February 1997. Accordingly, salary and bonus amounts reflect a partial year of employment. Mr. Sabin has served as Senior Vice President and Treasurer of the Company since February 1997 and served as Chief Financial Officer from February 1997 to November 1997.

  Stock Option Grants in Last Fiscal Year. The following table contains information concerning the grant by the Company of stock options made for the fiscal year ended December 31, 1997 to the Named Executive Officers. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options which are set for a maximum of ten years.

                             OPTION GRANTS IN 1997

                                                                              POTENTIAL
                                                                          REALIZABLE VALUE
                                                                          AT ASSUMED ANNUAL
                                                                           RATES OF SHARE
                                       PERCENT OF                               PRICE
                           NUMBER OF     TOTAL                              APPRECIATION
                          SECURITIES    OPTIONS                              FOR OPTION
                          UNDERLYING   GRANTED TO  EXERCISE OR                 TERM(2)
                            OPTIONS   EMPLOYEES IN BASE PRICE  EXPIRATION -----------------
NAME                      GRANTED (1) FISCAL YEAR   PER SHARE     DATE       5%      10%
----                      ----------- ------------ ----------- ---------- -------- --------
Raymond L. Gellein, Jr..    50,000        3.0%       $12.00     2/26/07   $377,337 $956,245
Jeffrey A. Adler........    50,000        3.0%       $12.00     2/26/07   $377,337 $956,245
Matthew E. Avril........       --         --            --          --         --       --
Susan Werth.............       --         --            --          --         --       --
Carol Lytle.............       --         --            --          --         --       --
John M. Sabin(3)........       --         --            --          --         --       --

--------
(1) These options were granted at an exercise price equal to $12 per share, the price to public in the Initial Public Offering. These options are nonqualified stock options, have a ten-year term and, shall become 25% vested after 12 months from the date of grant and shall vest pro rata in arrears on a monthly basis over a period of 36 months thereafter.
(2) The potential realizable value is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation of the shares of Common Stock underlying each option at 5% and 10% from the date of grant to the expiration date of the option.
(3) Does not include options to acquire 25,000 shares of Common Stock granted by the Principal Shareholders to Mr. Sabin. See "Security Ownership of Certain Beneficial Owners and Management."

  Option Holdings. The following table sets forth information with respect to the aggregate number and value of shares underlying unexercised options held as of December 31, 1997 by each of the Named Executive Officers.

                       FISCAL YEAR-END OPTIONS VALUES(1)

                                                                  VALUE OF
                                                                 UNEXERCISED
                                   NUMBER OF SECURITIES         IN-THE-MONEY
                              UNDERLYING UNEXERCISED OPTIONS       OPTIONS
                                    AT FISCAL YEAR-END       AT FISCAL YEAR-END
                              ------------------------------ -------------------
                                       EXERCISABLE/             EXERCISABLE/
NAME                                  UNEXERCISABLE             UNEXERCISABLE
----                          ------------------------------ -------------------
Raymond L. Gellein, Jr.......              0/ 50,000         $      0/$  550,000
Jeffrey A. Adler.............              0/ 50,000         $      0/$  550,000
Matthew E. Avril(2)..........         45,000/135,000         $540,000/$1,620,000
Susan Werth(2)...............         18,750/ 56,250         $225,000/$  675,000
Carol Lytle(2)...............         45,000/135,000         $540,000/$1,620,000
John M. Sabin(2).............              0/      0         $      0/$        0

--------
(1) None of the Named Executive Officers of the Company exercised options during the last completed fiscal year. Accordingly, columns in this table pertaining to the exercise of options have been omitted.
(2) Does not include options to acquire 400,000, 125,000, 400,000 and 25,000 shares of Common Stock granted by the Principal Shareholders to Mr. Avril, Ms. Werth, Ms. Lytle and Mr. Sabin, respectively. See "Security Ownership of Certain Beneficial Owners and Management."

EMPLOYMENT AGREEMENTS

  Prior to the completion of the Initial Public Offering, the Company entered into employment agreements with each of Messrs. Gellein, Adler and Avril, Ms. Werth and Ms. Lytle for a term commencing on the completion of the Initial Public Offering and ending on the fourth anniversary of the Initial Public Offering. In addition, in November 1997, the Company entered into an employment agreement with Mr. Harris for a term commencing in November 1997 and ending in November 2001. Each employee's employment by the Company is terminable at any time by either party, with or without cause. Pursuant to these agreements, Messrs. Gellein, Adler, Harris and Avril, Ms. Werth and Ms. Lytle are entitled to receive an annual base salary of $400,000, $400,000, $380,000, $350,000,
$236,900 and $350,000, respectively, as adjusted on March 1 of each year by the annual percentage increase in the Consumer Price Index, All Urban Consumers for the Orlando, Florida area. Mr. Harris' agreement provides that his annual base salary in each year shall not be less than 95% of the annual base salary payable in such year to the Company's Chief Executive Officer. Messrs. Gellein, Adler, Harris and Avril and Ms. Werth also are eligible to receive an annual performance bonus not to exceed 100%, 100%, 60%, 60% and 40%, respectively, of such employee's annual base salary, based upon the Company's achievement of certain predetermined performance goals. Mr. Harris is entitled to receive a minimum base salary and bonus aggregating not less than $500,000 in each of 1998 and 1999. Ms. Lytle is eligible to receive performance bonuses based on the Company's achievement of certain operating goals. See "--Executive Compensation." Upon termination of employment, the employee is entitled to unpaid compensation for services rendered through the date of termination, together with employee benefits accrued through the date of termination. In addition, if the employee's employment by the Company is terminated, the employee is entitled to receive certain severance payments depending on the reason for termination (except with respect to Messrs. Gellein and Adler who will not be entitled to any severance payments). Upon a Change of Control (as defined in Mr. Harris' employment agreement), Mr. Harris is entitled to receive a payment equal to three times the sum of his then current annual base salary and the higher of (i) his annual bonus payment for the immediately preceding year or (ii) his annual bonus payment for the year in which the Change of Control occurs, plus an amount equal to certain taxes required to be paid by Mr. Harris in connection with his receipt of the Change of Control payment and the acceleration of any of the stock options granted to him by the Company or the Principal Shareholders.

  The Company has granted each of Messrs. Gellein and Adler options to purchase 50,000 shares of Common Stock at an exercise price of $12.00 per share pursuant to the Stock Plan. The Company has also granted Mr. Avril, Ms. Werth and Ms. Lytle options to purchase 180,000, 75,000 and 180,000 shares of Common Stock, respectively, at an exercise price of $11.00 per share pursuant to the Stock Plan. See "--Executive Compensation." In addition to the option granted to Mr. Harris in his prior capacity as an Eligible Director, the Company has granted to Mr. Harris an option to purchase 180,000 shares of Common Stock at an exercise price of $24.62 pursuant to the Stock Plan. The latter option is subject to shareholder approval of a proposed amendment to the Stock Plan at the Annual Meeting to increase the number of shares reserved for issuance thereunder. See "Proposal 1: Election of Directors--Compensation of Directors" and "Proposal 2: Approval of Proposed Amendments to the Stock Plan."

  Under the terms of the employment agreements, Messrs. Gellein, Adler, Harris and Avril, Ms. Werth and Ms. Lytle are prohibited from disclosing any confidential information or trade secrets of the Company. Messrs. Gellein, Adler, Harris and Avril, Ms. Werth and Ms. Lytle are prohibited, during the term of their employment by the Company and for a period of one to two years thereafter (depending on the reason for termination but, in all events, two years for Messrs. Gellein and Adler) from (i) engaging in any business or becoming employed or otherwise rendering services to any company engaged in the timeshare or vacation ownership business and (ii) soliciting the employment of any employees of the Company.

  Effective December 1997, the Company and Mr. Sabin entered into an agreement (the "Agreement") with respect to Mr. Sabin's previous employment agreement, pursuant to which Mr. Sabin was employed as the Company's Senior Vice President and Treasurer and held the position of chief financial officer of the Company.

Under the Agreement, from and after December 1, 1997, Mr. Sabin continues to be employed by the Company, on an at-will basis, as the Company's Senior Vice President and Treasurer but no longer holds the position of chief financial officer. The Agreement provides for the payment to Mr. Sabin, over a two-year period, of $520,000, which may be offset by the Company in the event Mr. Sabin accepts employment with certain employers. In addition, the Agreement obligates the Company to cause to be declared effective by the Commission no later than April 30, 1998, a registration statement providing for the resale of 25,000 shares of Common Stock which may be acquired by Mr. Sabin pursuant to the exercise of an option granted to him by the Principal Shareholders. The Agreement also contains customary covenants which restrict Mr. Sabin from engaging in certain activities and prohibit Mr. Sabin from disclosing confidential information of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In addition to the transactions described under "Executive Compensation-- Employment Agreements," the Company engaged in during its last fiscal year, or contemplates engaging in during the current fiscal year, the transactions described below.

  Charles E. Harris, a director of the Company and since November 1997 the Vice Chairman of the Board and Chief Financial Officer of the Company, is President and Chief Executive Officer and a principal shareholder of Synagen. Synagen served as financial advisor to the Company and certain of the Principal Shareholders with respect to various corporate transactions from 1991 until Mr. Harris became a director of the Company in February 1997. Mr. Harris has advised the Company that Synagen does not intend to engage in active operations during the period of his employment with the Company. In 1997, the Company paid fees of $280,000 to Synagen in connection with the Initial Public Offering.

  Mr. Harris is the former President and Chief Executive Officer of Ewing and is the non-executive Chairman of the Board of Ewing and its parent holding company and is a principal shareholder of the parent holding company. Ewing was one of the underwriters in the Initial Public Offering and received aggregate fees and commissions of $332,636 in connection therewith.

  James G. Brocksmith, Jr., a director of the Company since February 1998, served as an outside, independent consultant to the Company from June 1997 through December 1997. In that role, Mr. Brocksmith provided general business advice to the Company's executive officers with respect to their public company responsibilities and with respect to the management and expansion of a rapidly growing public company. Mr. Brocksmith received aggregate compensation of $120,000 from the Company during 1997 for his services as an independent consultant.

  The Principal Shareholders, who beneficially own in the aggregate approximately 55.6% of the issued and outstanding shares of Common Stock, are currently parties to a Shareholders' Agreement (the "Shareholders' Agreement"). Pursuant to the Shareholders' Agreement, the Principal Shareholders have agreed to vote their shares of Common Stock in favor of proxies solicited by the Board of Directors, unless each of Messrs. Gellein and Adler disagree with the position taken by the Board of Directors. The Shareholders' Agreement contains restrictions on the disposition of Common Stock and provides for certain rights of refusal. The Shareholders' Agreement will terminate and be of no further force and effect upon the earliest to occur of (i) the agreement of the Principal Shareholders to terminate the Shareholders' Agreement; (ii) the tenth anniversary of the Initial Public Offering; and (iii) the date upon which one of the Principal Shareholders (treating all shares of Common Stock beneficially owned by Mr. Gellein as held by one Principal Shareholder and all shares of Common Stock beneficially owned by Mr. Adler as held by one Principal Shareholder) fails to own 5% of the Common Stock.

  The Company has entered into a Registration Rights Agreement (the "Registration Rights Agreement") with the Principal Shareholders and certain executive officers and other current and former employees of the Company pursuant to which the Company is obligated to register the shares owned by such persons under the Securities Act of 1933, as amended (the "Securities Act"), at specified times and in specified amounts. Specifically, the Company, subject to certain exceptions and limitations, will, upon request, be required
(i) at
any time after the third anniversary of the Initial Public Offering, to register all or a portion of the Common Stock (not to exceed 15% of the then outstanding Common Stock on any one occasion) owned by each of Messrs. Gellein and Adler on up to two separate occasions each in connection with an underwritten offering of any such Common Stock; (ii) at the beginning of each of the first two 12-month periods following the second anniversary of the Initial Public Offering, to register up to 50% of the Common Stock held, or acquirable pursuant to the exercise of options granted by the Principal Shareholders, by each of the parties to the Registration Rights Agreement, other than the Principal Shareholders, on a delayed or continuous basis, but not as part of an underwriting (a "Shelf Registration"); provided, however, that the number of shares included in any such Shelf Registration may not exceed a maximum of 5% of the then outstanding Common Stock; (iii) to register all of the shares of Common Stock held, or acquirable pursuant to the exercise of options granted by the Principal Shareholders, by each party to the Registration Rights Agreement, other than the Principal Shareholders, pursuant to a Shelf Registration in the event of such party's death or disability, such party's termination of employment by the Company under certain circumstances or a change in control (as defined in the Registration Rights Agreement). The Company is required to use its best efforts to keep all registration statements relating to Shelf Registrations effective until the Common Stock included therein has been sold.

  Under the Registration Rights Agreement, subject to certain exceptions and limitations, if the Company proposes to register any of its securities under the Securities Act for its own account or the account of another person pursuant to an underwriting, the parties to the Registration Rights Agreement may require the Company to include in such registration all or part of the shares of Common Stock held by such persons.

  The Company is required to pay all expenses incident to the performance of its obligations under the Registration Rights Agreement, other than any underwriting discounts and commissions, or transfer taxes relating to shares of Common Stock registered pursuant thereto.

  Each party to the Registration Rights Agreement has agreed, if such holder is so requested by an underwriter in an underwritten offering of the Company's securities (whether for the account of the Company or otherwise), not to effect any public sale or distribution of any shares of Common Stock or other Company equity securities, including a sale pursuant to Rule 144 of the Securities Act, during the 10-day period prior to, and during the 90-day period beginning on, the closing date of such underwritten offering. In addition, each of Messrs. Gellein and Adler have agreed not exercise their rights to require the Company to register all or a portion of the Common Stock owned by them more than once during any 360-day period.

  The Company was incorporated in the State of Florida in December 1996 to effect the Formation Transactions (as defined below) and the Initial Public Offering. Prior to the Initial Public Offering, the business of the Company was conducted through (i) several corporations and limited partnerships (collectively, the "Affiliated Companies") which were directly or indirectly wholly-owned and controlled by the Principal Shareholders, and (ii) two partnerships between one or more of the Affiliated Companies and unaffiliated third party partners (collectively, the "Related Partnerships"). The Affiliated Companies consisted of over 20 corporations and three limited partnerships, the ownership of each of which was divided equally between (i) trusts for the benefit of Mr. Adler and his family members and (ii) trusts for the benefit of Mr. Gellein and his family members and former spouse. Each of the Related Partnerships was controlled solely by one or more of the Affiliated Companies.

  Concurrently with, and conditioned upon, the completion of the Initial Public Offering, each of the Principal Shareholders transferred to the Company all of the outstanding capital stock and partnership interests owned by each such Principal Shareholder, whether directly or indirectly, in each of the Affiliated Companies and Related Partnerships (collectively, the "Formation Transactions"). Pursuant to the Formation Transactions and as consideration for the transfer of interests in the Affiliated Companies and Related Partnerships, the Company issued an aggregate of 14,174,980 shares of Common Stock to the Principal Shareholders, certain shares of which were sold by the Principal Shareholders in the Initial Public Offering. As a result of the Formation Transactions, the ownership of all of the interests in the Affiliated Companies and Related Partnerships previously held by the Principal Shareholders is owned by the Company or one of its subsidiaries.

  Pursuant to the Formation Transactions, during the three months ended March 31, 1997, the Affiliated Companies made distributions to the Principal Shareholders of approximately $2.6 million in the aggregate representing (i) the balance of such persons' federal and state income tax income liability for the year ended December 31, 1996 and from January 1, 1997 through the consummation of the Formation Transactions and (ii) retained earnings of the Affiliated Companies for which the owners thereof had previously paid income tax.

  The Company believes that all transactions disclosed above have been, and the Company's Board of Directors intends that any future transactions with its officers, directors, affiliates or principal shareholders will be, effected on terms that are no less favorable to the Company than those which would otherwise have been obtainable in arm's length transactions with unaffiliated third parties.

  The material in the following report and in the Performance Graph is not soliciting material, is not deemed filed with the Commission, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

                          REPORT OF THE COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

INTRODUCTION

  The Compensation Committee of the Company's Board of Directors (the "Committee") reviews and makes recommendations to the Board of Directors for the approval of salary and bonus arrangements for officers of the Company holding the title of Vice President or above and for any other employees of the Company or its subsidiaries having aggregate salary, bonus, and cash long-term incentives exceeding $200,000 per year. The Committee also renews and makes recommendations to the Board of Directors for the approval of all material employee benefit plans, benefit and compensation structures for directors, and the targets and business hurdles that drive the payment of performance-based compensation. Additionally, the Committee serves as the program administrator for, and approves all stock option grants and other awards issued under, the Stock Plan. In acting upon these matters, the Committee considers, among other information, recommendations from the Co-Chief Executive Officers of the Company. The Board of Directors has final approval authority over all matters considered by the Committee other than the administration of, and the issuance of stock option grants and other awards under, the Stock Plan.

  From March 12, 1997 (the inception of the Committee) until October 14, 1997, the members of the Committee were Steven J. Heyer (Chairman), Laurence S. Geller, and Charles E. Harris. Mr. Harris resigned as a member of the Committee on October 14, 1997, prior to his election as Vice Chairman and Chief Financial Officer of the Company. From October 14, 1997 to the date of this Proxy Statement, the members of the Committee were Messrs. Heyer (Chairman) and Geller. No member of the Committee was, during his tenure as a member, a then-current or former employee or officer of the Company or any of its subsidiaries.

GENERAL COMPENSATION POLICIES

  The Company's compensation program for executive officers is designed to attract, motivate, and retain qualified individuals having the skill, experience, and leadership necessary to manage the Company's present and future business in a manner consistent with the interests of shareholders. Accordingly, the policy strives to provide compensation opportunities, including current compensation and short- and long-term incentive awards, that are externally competitive and internally equitable. Because of the Company's recent and anticipated growth and its need to attract executives having the skills necessary to build and manage a larger business organization, the Committee attempts to establish compensation opportunities at levels that are competitive not only with those of other companies of the same size in the Company's industry, but also with those of larger companies in the same and related industries with whom the Company believes it must compete for executive talent. The Committee also strives to establish short- and long-term compensation opportunities that create compatibility between the interests of the Company's executives and the interests of the Company's shareholders.

EXECUTIVE COMPENSATION COMPONENTS

  The Company's compensation program for its executive officers consists of three principal components: (i) a base annual salary; (ii) a performance-based annual cash bonus; and (iii) stock options. The Committee believes that the cash bonus and stock option components of the Company's executive compensation provide short- and long-term incentives that align the interests of the Company's executive officers with the interests of its shareholders.

  Base Salary and Bonus Compensation. The Committee strives to set base salaries and bonus compensation at levels necessary to attract and retain executive officers having the skill and experience needed by the Company in light of its current and anticipated business activities. For the most recent fiscal year, the base salary and maximum cash bonus opportunity for each of the Company's executive officers (including the Named Executive Officers) were documented in an employment agreement that was negotiated with each executive. See "Executive Officers--Employment Agreements." The employment agreements for each of the Named Executive Officers were negotiated before the completion of the Company's Initial Public Offering and the formation of the Committee, based upon management's discussions with the Company's underwriters and its review of compensation information derived from public company disclosure documents. Each executive employment agreement generally provides for a minimum annual salary adjustment based on changes in the cost of living index for the Orlando, Florida area, but the Committee may elect to approve and recommend a higher adjustment based upon its assessment of the factors described above and the executive's performance. Each employment agreement also provides a maximum annual cash bonus opportunity equal to a percentage of the executive's salary. The Committee considers and recommends to the full Board of Directors the cash bonus amount payable to each executive under this provision, considering both individual and corporate performance. Bonuses payable to sales and marketing executives are generally linked to the achievement of specified sales goals.

  Stock Options. Long-term incentive award opportunities are provided through the Stock Plan, which is administered by the Committee. See "Proposal 2:
Approval of Proposed Amendments to the Stock Plan." Although the Stock Plan authorizes a number of stock-based incentive programs, including incentive stock options, nonqualified stock options, stock appreciation rights, and phantom stock, to date the Committee has only issued nonqualified stock options under the Plan. In granting stock options, the Committee considers, among other factors, the executive's potential ability to positively influence the performance of the Company over the term of the option award.

CHIEF EXECUTIVE OFFICER COMPENSATION

  As Co-Chief Executive Officers, Messrs. Gellein and Adler were compensated during 1997 in accordance with the terms of their employment agreements described under "Executive Officers--Employment Agreements." These agreements were finalized prior to the completion of the Company's Initial Public Offering and the formation of the Committee. Pursuant to these agreements, Messrs. Gellein and Adler were each entitled to receive annual salaries of $360,000 and a maximum cash bonus opportunity equal to 60% of base salary, or $218,000. In February 1998, the Committee approved the maximum cash bonus of $218,000 for each of Messrs. Gellein and Adler. In approving these bonuses, the Committee considered a number of quantitative and qualitative factors, including the increases in the Company's revenues, vacation ownership sales, pro forma net income, and stock price during the 1997 fiscal year, the new resorts acquired or announced by the Company during the year, the completion of the Company's Initial Public Offering and secondary offering, and the additions to the Company's management and improvements in the Company's incremental cost of borrowing accomplished during the year. Messrs. Gellein and Adler are also eligible to participate in the Stock Plan. On February 27, 1997, prior to the completion of the Company's Initial Public Offering and the formation of the Committee, the Company granted a nonqualified option to purchase 50,000 shares of Common Stock to each of Messrs. Gellein and Adler at $12.00 per share, the fair market value as of the option grant date.

INTERNAL REVENUE CODE (S)162(M)

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to the corporation's chief executive officer and four other most highly compensated executive officers in service at the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee currently intends to structure compensation amounts and plans that meet the requirements for deductibility, although the Committee also reserves the authority to award non-deductible compensation in such circumstances as it deems appropriate. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the efforts of the Company in this area, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

                                          MEMBERS OF THE COMPENSATION
                                           COMMITTEE

                                          Steven J. Heyer, Chairman
                                          Laurence S. Geller

                               PERFORMANCE GRAPH

  The graph below compares the cumulative total shareholder return on the Common Stock since initiation of trading of the Common Stock on February 28, 1997 with (i) a group of peer issuers in the vacation ownership resort industry and (ii) the S & P 500 Index (assuming the investment on February 28, 1997 of $100 in each of the Company's Common Stock, the peer group and the S & P 500 Index and the reinvestment of dividends, if any). The Company does not believe that the stock price performance shown on the graph below is necessarily indicative of future price performance.

  The common stocks of the following companies have been included in the peer group index: Bluegreen Corporation, Fairfield Communities, Inc., Signature Resorts, Inc., Silverleaf Resorts, Inc., and Trendwest Resorts, Inc. Each of Silverleaf Resorts, Inc. and Trendwest Resorts, Inc. was added to the peer group index as of the end of the month in which it completed its initial public offering.

                                      LOGO

                                                          CUMULATIVE TOTAL RETURN
                         ------------------------------------------------------------------------------------------
                         2/28/97 3/31/97 4/30/97 5/31/97 6/30/97 7/31/97 8/31/97 9/30/97 10/31/97 11/30/97 12/31/97
                         ------- ------- ------- ------- ------- ------- ------- ------- -------- -------- --------
Vistana Inc. VSTN....... 100.00   93.75   79.69   98.96  129.17  142.71  151.04  179.17   190.63   184.38   191.67
PEER GROUP.............. 100.00   82.99   81.05  105.03  115.96  135.33  141.68  173.63   165.73   171.43   159.12
S & P 500............... 100.00   95.89  101.62  107.80  112.63  121.59  114.78  121.07   117.02   122.44   124.54

         PROPOSAL 2: APPROVAL OF PROPOSED AMENDMENTS TO THE STOCK PLAN

  General. The Board of Directors is requesting that the shareholders approve amendments to the Stock Plan to (i) increase the number of shares reserved for issuance thereunder from 1,900,000 shares to 2,500,000 shares, and (ii) provide for the automatic grant, subject to certain exceptions described below, to each director of the Company who is an Eligible Director of immediately exercisable options to purchase 5,000 shares of Common Stock on the date of each scheduled annual meeting of the Company's shareholders.

  The Stock Plan was initially adopted by the Company in December 1996. The Stock Plan provides for the issuance of options to acquire up to 1,900,000 shares of Common Stock to employees, directors and officers of, and consultants to, the Company and permits the Company to grant (i) shares of Common Stock subject to transfer restrictions ("Restricted Stock"); (ii) incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); (iii) non-qualified stock options ("NSOs") ("ISOs" and "NSOs," individually, or collectively, "Options"); (iv) stock appreciation rights ("SARs"); and (v) phantom stock awards.

  The Board of Directors believes that the number of shares currently available for issuance under the Stock Plan will be insufficient to achieve the purpose of the Stock Plan, as stated below, unless additional shares are authorized. On November 18, 1997, the Board of Directors approved an amendment to the Stock Plan to increase the number of shares reserved for issuance thereunder from 1,900,000 shares to 2,500,000 shares, and the Board of Directors recommends approval by the shareholders of such amendment at the Annual Meeting.

  Under the Stock Plan, each initial director of the Company who was at the effective time of the Initial Public Offering an Eligible Director has been granted options to purchase 45,000 shares of Common Stock at an exercise price equal to $12 per share. Of such options, options to purchase 15,000 shares of Common Stock became exercisable immediately upon grant, options to purchase 15,000 shares of Common Stock will be exercisable immediately following the date of the Annual Meeting (provided that such initial director continues to be a director of the Company following the Annual Meeting) and options to purchase the remaining 15,000 shares of Common Stock will be exercisable immediately following the date of the 1999 annual meeting of the Company's shareholders (provided that such initial director continues to be a director of the Company following such annual meeting).

  The Stock Plan also provides that each director of the Company who is an Eligible Director will automatically be granted immediately exercisable options to purchase 5,000 shares of Common Stock on the date of each scheduled annual meeting of the Company's shareholders commencing on the date of the 2000 annual meeting of the Company's shareholders. This provision of the Stock Plan does not anticipate the automatic grant prior to the Company's 2000 annual meeting of shareholders to a new director of the Company who is an Eligible Director of options to purchase 5,000 shares of Common Stock. Accordingly, on February 24, 1998, the Board of Directors approved an amendment to the Stock Plan to provide for the grant, subject to the exceptions noted below, to each director of the Company who is an Eligible Director of options to purchase 5,000 shares of Common Stock on the date of each scheduled annual meeting of the Company's shareholders. This amendment will permit options to purchase 5,000 shares of Common Stock to be granted automatically to individuals who are elected to the Board of Directors prior to the Company's 2000 annual meeting of shareholders. This amendment also provides that (i) each initial director of the Company who was granted options to purchase 45,000 shares of Common Stock as described in the preceding paragraph hereto will not be granted options to purchase 5,000 shares of Common Stock until the 2000 annual meeting of the Company's shareholders, and (ii) if an individual was granted options in connection with such individual's appointment to the Board of Directors, such individual will not be granted options pursuant to this provision of the Stock Plan until the second annual meeting of the Company's shareholders following such individual's election to the Board. The Board of Directors recommends approval by the shareholders of such amendment at the Annual Meeting.

  At this time, the Board of Directors is not considering any other amendments or modifications to the Stock Plan, whether or not such amendments or modifications would require shareholder approval.

  Following is a brief description of the material features of the Stock Plan.

  Purpose. The purpose of the Stock Plan is to foster the interests of the Company and its shareholders by enabling employees, directors and officers of, and consultants to, the Company to acquire a proprietary interest in the Company and to provide an additional incentive for such persons to promote the success of the Company's business.

  Administration. The Stock Plan is administered by the Compensation Committee of the Board of Directors, which selects the persons who will receive grants of awards under the Stock Plan. The Committee is comprised of two or more outside directors who are "non-employee directors" for purposes of Rule 16b-3 of the Exchange Act and "independent directors" for purposes of Section 162(m) of the Code. The Board appoints the members of the Compensation Committee, fills vacancies on the Compensation Committee and has the power to replace members of the Compensation Committee with other eligible persons at any time. The Compensation Committee is authorized to make grants under the Stock Plan, to determine the terms and conditions thereof and to otherwise administer and interpret the Stock Plan.

  Eligibility. Employees, directors and officers of, and consultants to, the Company and its subsidiaries and affiliates are eligible to participate in the Stock Plan and receive grants of awards thereunder. The selection of employees who will receive grants under the Stock Plan (the "Participants") is in the sole discretion of the Compensation Committee. The aggregate number of shares of Common Stock that may be issued under Options, as restricted stock or upon which SARs or phantom stock may be awarded to any Participant may not exceed 1,000,000.

  Exercise Price of Options. The exercise price of any Option granted under the Stock Plan is set in each case by the Compensation Committee; however, the exercise price of any ISO may not be less than 100% of the fair market value of the shares of Common Stock subject to the ISO on the date of grant (110% if the ISO is granted to a greater than 10% shareholder of the Company).

  Terms of Options. ISOs granted under the Stock Plan expire upon the earliest to occur of (i) a period not to exceed ten years from the Option Date (as that term is defined in the Stock Plan) (or five years if the ISO is granted to a greater than 10% shareholder of the Company); (ii) the date on which the ISO is forfeited under the terms of the Stock Plan due to termination of employment (i.e., all nonvested Options are forfeited and expire upon termination of a Participant's employment); (iii) with respect to vested and nonvested options, the date on which the Participant's employment is terminated for Cause (as defined in the Stock Plan); (iv) with respect to vested Options, three months after the Participant's termination of employment by the Company for any reason other than Cause, death or disability (within the meaning of Section 22(e)(3) of the Code); or (v) twelve months after the Participant's death or disability. The duration of NSOs granted under the Stock Plan are identical to those of ISOs (except for the five year expiration period for greater than 10% shareholders of the Company).

  Exercise of Awards. Unless the Compensation Committee establishes a different vesting schedule and except with respect to the automatic director Options discussed below, Options, Restricted Stock, SARs and phantom stock granted or awarded under the Stock Plan become 25% vested after 12 months from the grant or award date, and shall vest pro rata in arrears on a monthly basis over a period of 36 months thereafter. To date, the Compensation Committee from time to time has established vesting schedules ranging from 24 to 48 months. Notwithstanding the foregoing, upon a Change in Control (as that term is defined in the Stock Plan) all Options, Restricted Stock, SARs and phantom stock shall become 100% vested and immediately exercisable. If a Participant's employment with the Company, membership on the Board of Directors or retention as a consultant terminates, all unvested grants and awards are forfeited. Under the Stock Plan, upon the exercise of an Option, the optionee may make payment either in cash, with shares of Common Stock having an aggregate fair market value on the date of delivery equal to the exercise price, by delivery of irrevocable instructions to a broker to deliver to the Company the proceeds of the sale of stock acquired from exercise of the option, or through a cashless exercise. No Common Stock may be delivered upon the exercise of an Option until full payment has been made for such shares. For individuals subject to Rule 16b-3 of the Exchange Act, any withholding obligation of the Company will be satisfied automatically by the automatic withholding of shares of Common Stock otherwise issuable to the Participant.

  Director Options. Each initial director of the Company who was at the effective time of the Initial Public Offering an Eligible Director has been granted NSOs to purchase 45,000 shares of Common Stock for an exercise price equal to $12 per share. Of such NSOs, NSOs to purchase 15,000 shares of Common Stock became exercisable immediately upon grant, NSOs to purchase 15,000 shares of Common Stock will be exercisable immediately following the date of the Annual Meeting (provided that such initial director continues to be a director of the Company following the Annual Meeting) and NSOs to purchase the remaining 15,000 shares of Common Stock will be exercisable immediately following the date of the 1999 annual meeting of the Company's shareholders (provided that such initial director continues to be a director of the Company following such annual meeting).

  The Stock Plan provides that each director of the Company who is an Eligible Director will automatically be granted immediately exercisable NSOs to purchase 5,000 shares of Common Stock on the date of each scheduled annual meeting of the Company's shareholders commencing on the date of the 2000 annual meeting of the Company's shareholders. On February 24, 1998, the Board of Directors approved an amendment to the Stock Plan to provide for the automatic grant, subject to the exceptions described below, to each director of the Company who is an Eligible Director of immediately exercisable NSOs to purchase 5,000 shares of Common Stock on the date of each scheduled annual meeting of the Company's shareholders. This amendment will permit the Company to grant NSOs to purchase 5,000 shares of Common Stock to individuals who are elected to the Board of Directors prior to the Company's 2000 annual meeting of shareholders. This amendment also provides that (i) each initial director of the Company who was granted NSOs as described in the preceding paragraph hereto will not be granted NSOs to purchase 5,000 shares of Common Stock until the 2000 annual meeting of the Company's shareholders, and (ii) if an individual is elected to the Board of Directors by the Board of Directors rather than the shareholders and such individual receives NSOs in connection with such individual's election to the Board, such individual will not be granted NSOs pursuant to this provision of the Stock Plan until the second annual meeting of the shareholders of the Company following the election of such individual to the Board. The amendment is subject to shareholder approval at the Annual Meeting. The Company intends that the exercise price of such NSOs will be the fair market value of the Common Stock on the date of grant.

  Grant of Options. There are 1,900,000 shares of Common Stock reserved for issuance pursuant to the Stock Plan. On November 18, 1997, the Board of Directors approved an amendment to the Stock Plan increasing the number of shares reserved thereunder from 1,900,000 shares to 2,500,000 shares. The amendment is subject to shareholder approval at the Annual Meeting. At February 24, 1998, options to purchase 1,851,750 shares of Common Stock were outstanding under the Stock Plan. At that date, the Company had also granted, or committed itself to grant, options to purchase an additional 267,000 shares of Common Stock subject to receipt of shareholder approval of the proposed amendment to the Stock Plan increasing the number of shares of Common Stock reserved for issuance thereunder from 1,900,000 shares to 2,500,000 shares. If these options covering 267,000 shares were added to the outstanding options covering 1,851,750 shares, options covering an aggregate of 2,118,750 shares of Common Stock would be outstanding under the Stock Plan.

  Stock Appreciation Rights (SARs). Under the terms of the Stock Plan, the Compensation Committee may, in its discretion, grant naked SARs and/or tandem SARs to eligible Participants. A tandem SAR is an SAR that is granted in connection with an Option and is exercisable only if the fair market value of the Company's Common Stock on the date of surrender exceeds the Option Price of the related ISO or the fair market value of the Common Stock on the Option Date in the case of an NSO, and only to the extent that the related NSO or ISO is exercisable. A Participant who elects to exercise a tandem SAR may surrender the exercisable portion of related Options in exchange for a number of shares of Common Stock determined by a formula in the Stock Plan. A naked SAR is similar to a tandem SAR but it is not granted in connection with an underlying Option and its terms are governed by the Participant's SAR agreement.

  Phantom Stock. Under the Stock Plan, the Compensation Committee may, in its discretion, award phantom stock to eligible Participants and, in connection therewith, grant the Participant the right to receive payments equal to dividends paid on the Common Stock to which the phantom stock relates. Subject to certain terms and limitations, an award of phantom stock entitles the Participant to surrender all or part of the vested portion of such stock and to receive from the Company the fair market value on the date of surrender of the Common Stock to which the phantom stock relates.

  Non-Assignability of Options, SARs and Phantom Stock. Options, SARs and phantom stock granted under the Stock Plan are generally not transferable other than by will or the then applicable laws of descent and distribution; provided, however that Options, SARs and phantom stock may be transferred to (i) any members of a Participant's immediate family and (ii) a trust which has as its exclusive beneficiaries such Participant or members of such Participant's immediate family.

  Restricted Stock. In addition to Options, SARs and phantom stock, the Compensation Committee may, in its discretion, make awards of restricted stock to eligible Participants under the Stock Plan. A Participant may not sell or transfer shares of restricted stock awarded under the Stock Plan and the shares are subject to forfeiture in the event of the termination of the Participant's employment with the Company or membership on the Board of Directors prior to the vesting thereof. Notwithstanding the transfer restrictions, the holder of restricted stock has the right to vote his or her shares of restricted stock and to receive dividends in the same amount as dividends paid on non-restricted shares of Common Stock.

  Adjustment to Reflect Change in Capital Structure. If there is any change in the corporate structure or shares of the capital stock of the Company, the Board of Directors has the authority to make any adjustments necessary to prevent accretion or to protect against dilution in the number and kind of shares authorized by the Stock Plan or in the number and kind of shares covered by awards thereunder.

  Tax Consequences. The following is a brief summary of the principal anticipated federal income tax consequences of grants under the Stock Plan to Participants and the Company. This summary is not intended to be exhaustive and does not describe all federal, state or local tax laws.

  Options. ISOs are intended to meet the requirements of Section 422 of the Code. The fair market value of shares of Common Stock for which any optionee may be granted ISOs which are exercisable for the first time during any year may not exceed $100,000. No income results to the holder of an ISO upon the grant of the option or issuance of shares of Common Stock. The amount realized on the sale or taxable exchange of such shares of Common Stock in excess of the option price will be considered a capital gain, except that, if a disposition occurs within one year after exercise of the ISO or two years after the grant of the ISO, the optionee will realize compensation (and, subject to the discussion of Section 162(m) of the Code below, the Company may have a deduction), for federal income tax purposes, on the amount by which the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on the sale of the shares of Common Stock exceeds the option price.

  No income results to the holder of an NSO upon the grant of the option. In connection with the exercise of an NSO, an optionee will generally realize compensation (and, subject to the discussion of Section 162(m) of the Code below, the Company may have a deduction), for federal income tax purposes, on the difference between the option price and the fair market value of the shares of Common Stock acquired.

  Stock Appreciation Rights. The grant of an SAR should not give rise to federal income tax consequences to the Participant or the Company. In the case of an SAR that becomes exercisable (as opposed to an SAR that merely matures and is paid out), exercisability alone should not give rise to federal income tax consequences. Moreover, appreciation in the underlying stock, either before or after the SAR becomes exercisable, should not trigger tax prior to payout. When the holder of an SAR exercises the SAR or otherwise receives the payout, the holder recognizes ordinary income (and, subject to the discussion of Section 162(m) of the Code below, the Company may have a deduction), subject to withholding, in the amount of the payout. To the extent the payout is made in shares of Common Stock, the holder's income is measured by the then fair market value of the shares of Common Stock. The Company will be entitled to withhold taxes on the value of the payout of an SAR. If the payout is made in shares of Common Stock, satisfaction of the withholding may be accomplished by reducing the number of shares of Common Stock to be issued to the employee.

  Restricted Stock. Generally, a Participant will not recognize income and the Company will not be entitled to a deduction with respect to an award of Restricted Stock until the first to occur of the vesting or the free transferability of such shares. The amount to be included in the Participant's income (and, subject to the discussion of Section 162(m) of the Code below, which may be deductible by the Company) will equal the fair market value of the Restricted Stock on the first day it is freely transferable or vested, not when it is first issued to a Participant, over the amount, if any, paid for such stock. The Company will be entitled to withhold tax from a Participant's salary or from the shares that are no longer subject to restriction in order to satisfy any tax withholding obligation arising from the taxability of the Restricted Stock.

  A Participant receiving Restricted Stock can elect to include the value of the Restricted Stock, over the amount, if any, paid for such stock, in income at the time it is awarded by making a "Section 83(b) Election" within 30 days after the Restricted Stock is transferred to the Participant.

  Phantom Stock. The grant of phantom stock should not give rise to federal income tax consequences to the Participant or the Company. In the case of a holding of phantom stock which the Participant can compel the Company to redeem (as opposed to phantom stock that merely matures and is paid out), the ability to compel redemption alone should not give rise to federal income tax consequences. Moreover, appreciation in the underlying stock, either before or after the phantom stock becomes redeemable, should not trigger tax consequences to the holder prior to payout. When the holder of phantom stock causes the phantom stock to be redeemed or otherwise receives the payout, the holder will realize ordinary income (and, subject to the discussion of Section 162(m) of the Code below, the Company may have a deduction) subject to withholding, in the amount of the payout. To the extent the payout is made in shares of Common Stock, the holder's income is measured by the then fair market value of the shares of Common Stock. The Company will be entitled to withhold taxes on the value of the payout of phantom stock. If the payout is made in shares of Common Stock, satisfaction of the withholding may be accomplished by reducing the number of shares to be issued to the Participant.

  Section 162(m). Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer(s) or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. The restrictions on deductibility under Section 162(m) of the Code do not apply to certain performance based compensation. Grants under the Stock Plan are intended to satisfy the requirements for deductible compensation under Section 162(m) of the Code. However, due to various factors, not all grants under the Stock Plan may be deductible under Section 162(m) of the Code.

  Stock Plan Benefits. Through February 24, 1998, the Company has granted under the Stock Plan, or has committed itself to grant under the Stock Plan, options to purchase an aggregate of 267,000 shares of Common Stock which are subject to shareholder approval of the proposed amendment to the Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 1,900,000 shares to 2,500,000 shares. If such proposed amendment is not approved by the shareholders at the Annual Meeting, such grants, or commitments of the Company to grant, will become null and void.

  Certain information about such grants is set forth in the following table.

                                                               NUMBER OF SHARES
                                                                  UNDERLYING
NAME AND POSITION OF GRANTEE/GROUP                             OPTIONS GRANTED
----------------------------------                             ----------------
Raymond L. Gellein, Jr........................................
 Chairman of the Board and Co-Chief Executive Officer                  --
Jeffrey A. Adler..............................................
 President and Co-Chief Executive Officer                              --
Matthew E. Avril..............................................
 Executive Vice President and Chief Operating Officer                  --
Susan Werth...................................................
 Senior Vice President, General Counsel and Secretary                  --
Carol Lytle...................................................
 Vice President                                                        --
John M. Sabin.................................................
 Senior Vice President and Treasurer                                   --
All executive officers as a group (two persons)...............     205,000(1)
All directors, excluding executive officers, as a group (one
 person)......................................................       5,000(2)
All employees, excluding executive officers, as a group (five
 persons).....................................................      57,000(3)

--------
(1) Represents (i) the grant to an executive officer of the Company in November 1997 of an option to purchase 180,000 shares of Common Stock at an exercise price equal to $24.625 per share, and (ii) the grant to an executive officer of the Company in January 1998 of an option to purchase 25,000 shares of Common Stock at an exercise price equal to $25.50 per share.
(2) Represents the grant to a director of the Company in February 1998 of an option to purchase 5,000 shares of Common Stock at an exercise price equal to $24.375 per share.
(3) Represents (i) the grant to two employees of the Company in December 1997 and January 1998, respectively, of options to purchase 5,000 and 10,000 shares of Common Stock at an exercise price equal to $22.75 per share and $20.25 per share, respectively, (ii) the Company's commitment to grant to an employee of the Company an option to purchase 20,000 shares of Common Stock on March 1, 1998, at an exercise price equal to the closing price of the Common Stock on that date, and (iii) the Company's commitment to grant to two employees of the Company, immediately following the Annual Meeting, options to purchase an aggregate of 22,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the date of the Annual Meeting.

  Because the value of the options depends upon the market value, from time to time, of the underlying shares of Common Stock, the Company is unable to readily determine the value of such option grants.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE STOCK PLAN.

        PROPOSAL 3: RATIFICATION OF ENGAGEMENT OF INDEPENDENT AUDITORS

  The Company has engaged KPMG Peat Marwick to audit the Company's financial statements for fiscal 1998. KPMG Peat Marwick audited the Company's financial statements for fiscal 1997 and the decision to retain KPMG Peat Marwick has been approved by the Audit Committee. The Board of Directors is requesting that the shareholders ratify the engagement of KPMG Peat Marwick. A representative of KPMG Peat Marwick is expected to attend the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE ENGAGEMENT OF KPMG PEAT MARWICK.

                              GENERAL INFORMATION

1999 ANNUAL MEETING OF SHAREHOLDERS

  Any proposals of shareholders that are intended for inclusion in the Company's Proxy Statement and form of proxy for its 1999 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than November 13, 1998. Shareholder proposals must be in writing and delivered to the Company's principal executive offices at 8801 Vistana Centre Drive, Orlando, Florida 32821, Attention: Corporate Secretary.

ANNUAL REPORTS

  The Company's 1997 Annual Report to Shareholders is being mailed to the shareholders together with this Proxy Statement; however, the report is not part of the proxy solicitation materials.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 (EXCLUDING EXHIBITS), AS FILED WITH THE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST MADE TO INVESTOR RELATIONS, VISTANA, INC., 8801 VISTANA CENTRE DRIVE, ORLANDO, FLORIDA 32821, TELEPHONE (407) 239-3568.

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                                 VISTANA, INC.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VISTANA, INC.

  The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Raymond L. Gellein, Jr., Jeffrey A. Adler, Charles
E. Harris and Susan Werth, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Vistana, Inc. owned of record by the undersigned at the 1998 Annual Meeting of Shareholders to be held at the Hyatt Regency Grand Cypress, One Grand Cypress Boulevard, Orlando, Florida on Thursday, April 30, 1998 at 11:00 a.m., local time, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof.

ELECTION OF DIRECTORS

  NOMINEES FOR THREE-YEAR TERM EXPIRING AT 2001 ANNUAL MEETING OF SHAREHOLDERS:

   Laurence S. Geller
   Steven J. Heyer

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.)

  You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. The proxies cannot vote your shares unless you sign and return this card.

[X] Please Mark Your Votes As in this Example.
  This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all of the Board of Directors nominees, FOR approval of amendments to the Vistana Stock Plan, and FOR ratification of the engagement of KPMG Peat Marwick LLP as Vistana, Inc.'s independent auditors for 1998.
1. Election of Directors (see reverse)
       [_] FOR ALL NOMINEES (except as indicated on reverse)      [_] WITHHOLD
                   AUTHORITY to vote for all nominees.
2. Approval of Amendments to the Vistana   FOR [_]   AGAINST [_]   ABSTAIN [_]
Stock Plan...............................
3. Ratification of Engagement of KPMG      FOR [_]   AGAINST [_]   ABSTAIN [_]
Peat Marwick LLP.........................
The Board of Directors recommends a        Do you plan to attend the
vote FOR these proposals.                  Annual
                                           Meeting  [_]  YES  [_]  NO
                                           Dated: __________________ , 1998

                                           --------------------------------
                                                     (Signature)
                                           --------------------------------
                                                     (Signature)
                                           Please sign exactly as name appears
                                           on stock certificate(s). Joint
                                           owners should each sign. When
                                           signing as attorney, executor,
                                           administrator, trustee or guardian,
                                           please give full title as such.

                                                  (SEE REVERSE SIDE)